Exhibit 4.4

Execution Copy

CONSENT, WAIVER AND THIRD AMENDING AGREEMENT

This consent, waiver and third amending agreement (this “Agreement”) is dated effective as of October 1, 2024, by and among Anfield Energy Inc. (the “Borrower”), Neutron Energy, Inc., Anfield Precious Metals Inc., Anfield Resources Holding Corp., ARH Wyoming Corp. and Highbury Resources Inc. (collectively, the “Guarantors”), Extract Capital Master Fund Ltd. (in its capacity as a Lender under the Credit Agreement) and Extract Advisors LLC, as agent for the Lenders (in such capacity, the “Agent”).

WHEREAS:

(a)

Reference is made to the credit agreement dated as of September 26, 2023 among the Borrower, as borrower, the Guarantors, as guarantors, the Lenders, as lenders, and the Agent, as amended pursuant to a first amending agreement dated October 6, 2023, among the Borrower, as borrower, the Guarantors, as guarantors, the Lenders, as lenders, and the Agent and a second amending agreement dated April 15, 2024, among the Borrower, as borrower, the Guarantors, as guarantors, the Lenders, as lenders, and the Agent (as may be further amended, restated, supplemented and otherwise modified prior to the date hereof, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

(b)

Isoenergy Ltd. (“Iso”), as purchaser, and the Borrower, have agreed to enter into an arrangement agreement (as it currently exists on the date hereof, the “Arrangement Agreement”) dated as of October 1, 2024, pursuant to which Iso proposes to acquire all of the outstanding equity securities of the Borrower on the terms and conditions contained in the Arrangement Agreement (collectively, the “Acquisition”).

(c)

Iso has also agreed to provide a bridge loan to the Borrower pursuant to a promissory note dated as of October 1, 2024 issued by the Borrower, as borrower, to Iso, as noteholder, in the principal amount of CAD$6,020,000.00 (the “Bridge Loan”).

(d)

In connection with the Acquisition, Iso has also agreed to indemnify, in the principal amount not to exceed US$3,000,000, Endurance Assurance Corporation, Endurance American Insurance Company, Lexon Insurance Company, and Bond Safeguard Insurance Company at the request of Anfield Resources Holding Corp. pursuant to a certain general agreement of indemnity dated on or about the date hereof (the “Indemnity”).

(e)

In connection with the Indemnity, the Borrower has agreed to grant a guarantee in favour of Iso in respect of Iso’s obligations under the Indemnity (the “Borrower Guarantee” and together with the Bridge Loan, the “Iso Loan Documents”).

(f)

To secure the obligations under the Iso Loan Documents, the Borrower has agreed to provide a security interest to Iso in all of the now existing and hereafter acquired assets, property and undertaking of the Borrower (the “Iso Loan Security”).

(g)	To guarantee the obligations under the Iso Loan Documents, the Guarantors have also agreed to grant guarantees in favour of Iso (the “Iso Loan Guarantees”).

(h)	In connection with the Iso Loan Documents, Iso and the Agent will be entering into a subordination agreement dated as of October 1, 2024 (the “Subordination Agreement”).

(i)

Pursuant to Subsection 7.1(e) and Subsection 7.1(f) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to take all reasonable steps and actions as may be required: (i) to maintain the listing and posting for trading of the Common Shares on the Exchange, provided that the Borrower may move its listing to any other stock exchange or market as is acceptable to the Agent (in accordance with the instructions of the Lenders, acting reasonably); (ii) to maintain its status as a “reporting issuer”, or the equivalent thereof in compliance with the requirements of the Applicable Securities Legislation; and (iii) comply with all Applicable Securities Legislation, including, but not limited to, obtaining the approvals of the Exchange, as required, in respect of the listing thereof; and forthwith after the issuance of the Securities, the Borrower will file such forms and documents as may be required under Applicable Securities Legislation. The Acquisition will result in the Common Shares no longer being listed on the Exchange and the Borrower will cease to be a “reporting issuer”, or the equivalent thereof in compliance with the requirements of the Applicable Securities Legislation, and therefore a consent or waiver from the Agent is required prior to consummation of such Acquisition.

(j)

Pursuant to Subsection 7.2(a) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to not, without the written consent of the Agent, directly or indirectly issue, incur, assume or otherwise become liable for or in respect of any Indebtedness (other than Permitted Indebtedness). The indebtedness and obligations under the Iso Loan Documents and Iso Loan Guarantees constitute “Indebtedness” (as such term is defined in the Credit Agreement), and therefore a consent or waiver from the Agent is required prior to the incurrence of such Indebtedness.

(k)

Pursuant to Subsection 7.2(b) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to not, without the written consent of the Agent, directly or indirectly create, incur, assume, permit or suffer to exist any Security Interest or other encumbrances whatsoever against any of its properties or assets (other than Permitted Encumbrances). The Iso Loan Security constitutes a “Security Interest” (as such term is defined in the Credit Agreement) or other encumbrance, and therefore a consent or waiver from of the Agent is required prior to the granting of such Security Interest or encumbrance.

(l)

Pursuant to Subsection 7.2(e) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to not, without the written consent of the Agent, enter into any scheme for the reconstruction or reorganization of such Credit Party or for the consolidation, amalgamation, merger or similar transaction of it with or into any other Person. The Plan of Arrangement (as defined in the Arrangement Agreement) contemplated by the Arrangement Agreement constitutes such a scheme, and therefore a consent or waiver from of the Agent is required prior to consummation of the Plan of Arrangement and Acquisition.

(m)

Pursuant to Subsection 7.2(r) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to not, without the written consent of the Agent, enter into or become party or subject to any dissolution, winding-up, reorganization or similar transaction or proceeding. The Plan of Arrangement (as defined in the Arrangement Agreement) contemplated by the Arrangement Agreement constitutes such a reorganization, and therefore a consent or waiver from of the Agent is required prior to the consummation of the Plan of Arrangement.

(n)

Pursuant to Subsection 7.2(q) of the Credit Agreement, each of the Credit Parties has covenanted and agreed to not, without the written consent of the Agent, guarantee the obligations of any other Person, directly or indirectly, other than obligations of the Credit Parties permitted by the Credit Agreement. The Borrower Guarantee and Iso Loan Guarantees constitute such guarantees, and therefore a consent or waiver from of the Agent is required prior to consummation of the Borrower Guarantee and Iso Loan Guarantees.

(o)

Pursuant to Subsection 3.2(b) of the Credit Agreement, without the written consent of the Agent, if any Credit Party closes one or more debt financings (other than in connection with Permitted Indebtedness), or royalty sale transactions, then such Credit Party shall pay 100% of the proceeds of such financings and royalty sales, net of reasonable costs (including without limitation, finders fees, commissions, legal and audit costs) to the Agent forthwith on closing such financings, to be applied on account of the outstanding principal amount and all accrued but unpaid interest, bonus and other costs, fees or charges payable under the Credit Agreement from time to time. The incurrence of Indebtedness under the Iso Loan Documents constitutes a debt financing, and therefore a consent or waiver from the Agent is required prior to consummation of such debt financing to avoid a prepayment of certain Facility Indebtedness from the proceeds of such debt financing.

(p)

Pursuant to Subsection 3.2(c) of the Credit Agreement, without the written consent of the Agent, the Borrower shall within ten (10) Business Days of the closing and culmination of a Change of Control, pay or cause to be paid all outstanding Facility Indebtedness. The Acquisition constitutes a Change of Control, and therefore a consent or waiver from the

Agent is required prior to consummation of such Acquisition to avoid prepayment of all Facility Indebtedness.

(q)

The Borrower has requested that the Agent (i) consent to the Acquisition, the consummation of the Plan of Arrangement, the Change of Control, the entering into of the Iso Loan Documents, the grant of Iso Loan Security and the grant of Iso Loan Guarantees, and (ii) in connection therewith, waive compliance with certain terms of the Credit Agreement by the Credit Parties with respect to the Acquisition, the consummation of the Plan of Arrangement, the Change of Control, the entering into of the Iso Loan Documents, the grant of Iso Loan Security and the grant of Iso Loan Guarantees.

(r)	The parties hereto wish to amend the Credit Agreement on the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are acknowledged by the parties), the parties hereto, intending to be legally bound, agree as follows:

1.	Consent and Limited Waiver. Subject to the terms of this Agreement, the Agent, on behalf of the Lenders:

(a)

consents to the Plan of Arrangement and Acquisition pursuant to the terms of the Arrangement Agreement and waives any Default or Event of Default resulting in connection therewith, provided that the Agent, on behalf of the Lenders, is not consenting to any Pre-Closing Reorganization under the Arrangement Agreement for which a consent or waiver shall be required if such reorganization would require such a consent or waiver under the Credit Agreement;

(b)

solely in relation to the incurrence of Indebtedness contemplated by the Iso Loan Documents and Iso Loan Guarantees, and the use of proceeds thereunder, waives compliance by the Credit Parties with Subsection 3.2(b) of the Credit Agreement, any prepayment required pursuant thereto and any Default or Event of Default resulting in connection therewith;

(c)

consents to the Change of Control pursuant to the terms of the Arrangement Agreement, waives the application of Subsection 3.2(c) of the Credit Agreement, any prepayment required pursuant thereto and any Default or Event of Default resulting in connection therewith;

(d)

waives compliance with, or the application of Subsection 6.1(h), Subsection 6.1(j), Subsection 6.1(k), Subsection 6.1(t) and Subsection 6.1(y) solely to the extent that any such representation or warranty could prove to be incorrect or misleading in any respect on account of, or in connection with, the Plan of Arrangement, Acquisition or the consummation thereof or any of the transactions contemplated under the Arrangement Agreement, the Iso Loan Documents, the Iso Loan Security or the Iso Loan Guarantees and waives any Default or Event of Default resulting in connection therewith;

(e)

waives compliance by the Credit Parties with Subsection 7.1(e) and Subsection 7.1(f) of the Credit Agreement, solely in relation to the Plan of Arrangement, Acquisition and any Default or Event of Default resulting in connection therewith;

(f)

waives compliance by the Credit Parties with Subsection 7.2(a) of the Credit Agreement, solely in relation to the incurrence of Indebtedness contemplated by the Iso Loan Documents and Iso Loan Guarantees and any Default or Event of Default resulting in connection therewith;

(g)

waives compliance by the Credit Parties with Subsection 7.2(b) of the Credit Agreement, solely in relation to the creation, incurrence or grant of a Security Interest or other encumbrances contemplated by the Iso Loan Security and any Default or Event of Default resulting in connection therewith;

(h)

waives compliance by the Credit Parties with Subsection 7.2(e) of the Credit Agreement, solely in relation to the Plan of Arrangement, Acquisition and any Default or Event of Default resulting in connection therewith;

(i)

waives compliance by the Credit Parties with Subsection 7.2(q) of the Credit Agreement, solely in relation to the granting of guarantees (and the incurrence of such Indebtedness) contemplated by the Borrower Guarantee and Iso Loan Guarantees and any Default or Event of Default resulting in connection therewith; and

(j)

waives compliance by the Credit Parties with Subsection 7.2(r) of the Credit Agreement, solely in relation to the Plan of Arrangement, Acquisition and any Default or Event of Default resulting in connection therewith, provided that the Agent, on behalf of the Lenders, is not consenting to any Pre-Closing Reorganization under the Arrangement Agreement for which a consent or waiver shall be required if such reorganization would require such a consent or waiver under the Credit Agreement.

2.	Amendments. As of the effective date hereof:

(a)	A new definition is hereby added in alphabetical order in Section 1.1 of the Credit Agreement:

“Bridge Loan” means the loan granted to the Borrower by Isoenergy Ltd. (the “Bridge Lender”) pursuant to a promissory note dated October 1, 2024 in the principal amount not to exceed CAD$6,020,000.00, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(b)	A new definition is hereby added in alphabetical order in Section 1.1 of the Credit Agreement:

“Indemnity” means that certain general agreement of indemnity, in the principal amount not to exceed US$3,000,000 granted by the Bridge Lender in favour of Endurance Assurance Corporation, Endurance American Insurance Company, Lexon Insurance Company, and Bond Safeguard Insurance Company at the request of Anfield Resources Holding Corp, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(c)	A new definition is hereby added in alphabetical order in Section 1.1 of the Credit Agreement:

“Iso Guarantee” means the guarantee granted by Borrower to the Bridge Lender, as guarantee for certain indemnification obligations of the Bridge Lender pursuant to the Indemnity, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(d)	A new definition is hereby added in alphabetical order in Section 1.1 of the Credit Agreement:

“Iso Loan Documents” means the Bridge Loan and the Iso Guarantee;

(e)	A new definition is hereby added in alphabetical order in Section 1.1 of the Credit Agreement:

“Iso Loan Guarantees” means the guarantees granted by each of the Guarantors to the Bridge Lender, as guarantees for the Indebtedness owing pursuant to the Iso Loan Documents, as each of the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(f)	A new definition is hereby added in alphabetical order in Section 1.1 of the Credit Agreement:

“Iso Loan Security” means the general security agreement granted by the Borrower to the Bridge Lender as security for the Indebtedness owing pursuant to the Iso Loan Documents, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(g)	A new definition is hereby added in alphabetical order in Section 1.1 of the Credit Agreement:

“Subordination Agreement” means the subordination agreement between the Agent and the Bridge Lender, as acknowledged by the Borrower, in respect of the Bridge Loan, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(h)	The existing paragraph (q) under paragraph (p) in the definition of “Permitted Encumbrances” in Section 1.1 of the Credit Agreement is deleted in its entirety and replaced with the following:

“(q) subject to the terms of the Subordination Agreement, any Security Interest or encumbrances granted under or in connection with the Iso Loan Security; and”

(i)	A new paragraph (r) is added under paragraph (q) in the definition of “Permitted Encumbrances” in Section 1.1 of the Credit Agreement:

“(r) any extension, renewal or replacement of any of the foregoing;”

(j)	The existing paragraph (i) under paragraph (h) in the definition of “Permitted Indebtedness” in Section 1.1 of the Credit Agreement is deleted in its entirety and replaced with the following:

“(i) subject to the terms of the Subordination Agreement, Indebtedness under the Iso Loan Documents;”

(k)	A new paragraph (j) and a new paragraph (k) is added under paragraph (i) in the definition of “Permitted Indebtedness” in Section 1.1 of the Credit Agreement:

“(j) subject to the terms of the Subordination Agreement, Indebtedness under the Iso Loan Guarantees; and

“(k) guarantees or other contingent obligations incurred in the ordinary course of business of a Credit Party or in respect of Indebtedness permitted by (a) to (j) hereof;”

(l)	A new paragraph (r) is added under paragraph (q) in Section 8.1 of the Credit Agreement:

“(r) (i) the Effective Date under and as defined in the arrangement agreement dated October 1, 2024 between the Bridge Lender and the Borrower as it exists on October 1, 2024 (the “Arrangement Agreement”) has not occurred on or before February 28, 2025 or (ii) the Plan of Arrangement under the Arrangement Agreement has been consummated with amendments to the Arrangement Agreement or the Plan of Arrangement that are not approved by the Agent on behalf of the Lenders, unless such amendment could not reasonably be expected to be materially adverse to the interests of the Lenders;”

(m)	A new paragraph (s) is added under paragraph (r) in Section 8.1 of the Credit Agreement:

“(s) the Borrower or any Guarantor fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Iso Loan Document.”

(n)	Section 6.1(vv) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(vv) to the best of the Credit Parties’ knowledge, US$15,260,763 is required for the Shootaring Canyon Mill Surety Bond pursuant to the March 21, 2024 report from Engineering Analytics, Inc. and reflects the total liability of the Credit Parties for the reclamation costs relating to the Shootaring Canyon uranium mill site.”

(o)	Section 6.1(uu) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(uu) Equinox Exploration Holding Corp. has been dissolved.”

3.

Conditions. The consent, waivers and amendments contained herein are conditional upon all of the following terms being fulfilled or waived to the satisfaction of the Agent as of the effective date hereof:

(a)	Receipt by the Agent of the executed Subordination Agreement, the documents evidencing the Iso Loan Documents, the Iso Loan Security, the Iso Loan Guarantees, the Indemnity and Arrangement Agreement.

4.	Representations and Warranties. The Borrower and each of the other Credit Parties, represents and warrants to the Agent and the Lenders that:

(a)	There exists no Default or Event of Default under the Credit Agreement as of the date of this Agreement.

(b)

Since the date of the most recent consolidated financial statements of the Borrower provided to the Agent, there have been no events or circumstances that have resulted in or could reasonably be expected to result in a Material Adverse Effect.

(c)

The representations and warranties in the Credit Agreement continue to be true and correct in all material respects as if made on and as of the date of this Agreement, except for those stated to be made as of a particular date, and except for those representations and warranties referred to in Section 1(d) of this Agreement.

5.

Covenants. The Borrower shall not amend the Plan of Arrangement or the Arrangement Agreement without the prior written approval of the Agent on behalf of the Lenders, unless such amendment could not reasonably be expected to be materially adverse to the interests of the Lenders.

6.

No Other Amendments, Waivers or Consents. Each of the Credit Parties acknowledges and agrees that, except as expressly provided herein, this Agreement shall not constitute an amendment, waiver, consent or release with respect to any provision of the Facility Documents, a waiver of any breach of representation and warranty, breach of covenant, or any Default or Event of Default thereunder, or a waiver or release of the Agent’s or the Lenders’ rights or remedies, all of which are expressly reserved, and no delay on the part of the Agent or any Lender in exercising any such rights or remedies, shall be construed as a waiver of any such rights or remedies. This Agreement shall constitute a Facility Document for purposes of the Credit Agreement.

7.

Binding Effect. The terms and provisions hereof shall be binding upon and shall enure to the benefit of the parties hereto and their successors, and assigns. Nothing contained in this Agreement shall otherwise be deemed or construed to amend, supplement, modify or replace any Facility Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

8.

To Be Read with Credit Agreement. This Agreement is an amendment to the Credit Agreement. Unless the context of this Agreement otherwise requires, the Credit Agreement and this Amendment shall be read together and shall have effect as if the provisions of the Credit Agreement and this Agreement were contained in one agreement as of the date hereof. The term “Agreement” when used in the Credit Agreement means the Credit Agreement as amended, supplemented or modified from time to time (including by this Agreement).

9.

Reaffirmation of Obligations. The Credit Agreement, as amended or modified by this Agreement, and each of the other Facility Documents, shall be and continue in full force and effect and are hereby confirmed, and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein.

Each of the Credit Parties hereby acknowledges and reaffirms that, notwithstanding this Agreement, (i) the Facility Documents to which it is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditor’s rights generally and the fact that the courts may deny the granting or enforcement of equitable remedies, and (ii) each of the Facility Documents to which it is a party is hereby ratified and confirmed.

10.

Expenses. The Borrower shall pay all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Agent and the Lender in connection with the preparation, negotiation, completion, execution, delivery and review of this Agreement and all other documents, certificates and instruments arising therefrom and/or executed in connection therewith.

11.

Multiple Counterparts. This Agreement may be executed in counterparts and by electronic transmission of an authorized signature, and each such counterpart shall be deemed to form part of one and the same document.

12.

Governing Law. This Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. The parties hereby irrevocably attorn and consent to the non-exclusive jurisdiction of the courts of the Province of British Columbia and irrevocably waive any claim that such forum is not convenient.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ANFIELD ENERGY INC.

Per:	/s/ Corey Dias
Name: Corey Dias
Title: Chief Executive Officer

Per:	/s/ Laara Shaffer
Name: Laara Shaffer
Title: Chief Financial Officer

ANFIELD RESOURCES HOLDING CORP.

Per:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: President

Per:
Name:
Title:

ARH WYOMING CORP.

Per:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: President, Secretary and Treasurer

Per:
Name:
Title:

B - 1

NEUTRON ENERGY, INC.

Per:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: President and Treasurer

Per:	/s/ John Eckersley
Name: John Eckersley
Title: Secretary

HIGHBURY RESOURCES INC.

Per:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: President, Secretary and Treasurer

Per:	/s/ Corey Dias
Name: Corey Dias
Title: Director

ANFIELD PRECIOUS METALS INC.

Per:	/s/ Joshua Bleak
Name: Joshua Bleak
Title: President, Secretary and Treasurer

Per:	/s/ Corey Dias
Name: Corey Dias
Title: Director

B - 2

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

EXTRACT ADVISORS LLC, as Agent

Per:	/s/ Ethan Park
Name: Ethan Park
Title: Partner

Per:
Name:
Title:

EXTRACT CAPITAL MASTER FUND LTD.

Per:	/s/ Ethan Park
Name: Ethan Park
Title: Partner

Per:
Name:
Title:

B - 3

Consent, Waiver and Third Amending Agreement